UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 18, 2011

PROBE MANUFACTUIRNG, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-125678	20-2675800
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17475 Gillette Blvd., Irvine, CA		92614
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (949) 273-4990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 1.01   Entry into a Material Definitive Agreement

Effective February 18, 2011, we entered into an Accounts Receivable Purchasing Agreement (the “ARPA”) with DSCH Capital Partners, LLC d/b/a Far West Capital (“FWC”), an unaffiliated third party.  Pursuant to the ARPA, FWC may purchase, in its sole discretion, eligible accounts receivable of our company on a revolving basis up to a maximum of $750,000.  Under the terms of the ARPA, FWC may purchase eligible receivables from us with full recourse for the face amount of such eligible receivables less a discount of 1.0%.  In addition, we are required to pay FWC a monthly cost of funds fee equal to the net funds employed by FWC at a rate equal to the Wall Street Journal Prime Lending Rate plus 4.75%, with a floor of 7.00%.  FWC will retain 20% of the purchase price of the receivables as a reserve amount.

The ARPA also provides that FWC has the right to require us to repurchase any purchased accounts receivable: (a) if there is a dispute as to the validity of such receivable by the account debtor, (b) if certain covenants, warranties or representations made by us with respect to such receivables are breached, (c) upon and during the continuance of an event of default under the ARPA or upon the termination of the ARPA, or (d) if such receivable remains unpaid 90 days after the invoice date.  The ARPA has an initial term of one year with automatic renewals for successive one-year periods. Notwithstanding that, FWC may terminate the ARPA at any time upon 90days prior written notice or without notice upon and during the continuance of an event of default.

Additionally, provided there does not exist an event of default under the ARPA or the rider thereto (the “Rider”), FWC may make advances to or for the benefit of the company  in an aggregate amount up to and not to exceed  $250,000.00 from time to time during the term of the Rider and upon our request therefore, which advances shall be subject to all of the terms and conditions of the ARPA and shall be revolving consisting of advances against our  eligible inventory as defined in the Rider as follows: (i) the advances against eligible inventory, at FWC’s discretion, will be in amounts up to the sum 50% of all eligible inventory; provided, however, the advances against eligible inventory shall at no time exceed 33% of the net outstanding purchased accounts under the ARPA plus the outstanding amount due, or net funds employed, from advances made on eligible inventory within conditions contained within the Rider. The balance cap percentage shall be 25% after 120 days from date of the Rider.  Eligible inventory will be valued at the lower of cost or market value.

The material terms of the ARPA and the Rider are qualified in their entirety by reference to the terms of the ARPA and the Rider, attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1 Accounts Receivable Purchasing Agreement by and between Probe Manufacturing, Inc. and DSCH Capital Partners, LLC d/b/a Far West Capital, dated February 17, 2011 and effective as of February 18, 2011

10.2 Inventory Finance Rider to Accounts Receivable Purchasing Agreement by and between Probe Manufacturing, Inc. and DSCH Capital Partners, LLC d/b/a Far West Capital, dated February 17, 2011 and effective as of February 18, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Probe Manufacturing, Inc.
(Registrant)

Date	February 24, 2011

/s/ Kambiz Mahdi
(Signature)
Print Name: Kambiz Mahdi
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1

Accounts Receivable Purchasing Agreement by and between Probe Manufacturing, Inc. and DSCH Capital Partners, LLC d/b/a Far West Capital, dated February 17, 2011 and effective as of February 18, 2011

10.2

Inventory Finance Rider to Accounts Receivable Purchasing Agreement by and between Probe Manufacturing, Inc. and DSCH Capital Partners, LLC d/b/a Far West Capital, dated February 17, 2011 and effective as of February 18, 2011